UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LIBERATED SYNDICATION, INC.

(Name of Registrant as Specified In Its Charter)

CAMAC FUND, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

ERIC SHAHINIAN

MICHAEL CRICENTI

SIMEON MCMILLAN

ADAM PINCUS

BRADLEY M. TIRPAK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Camac Initiates Process to Call for

Special Meeting of Stockholders of Liberated Syndication

– Filed Request for Special Meeting –

– To Propose the Removal of All Four Existing Directors and the Election of Five Highly

Qualified, Independent Nominees –

New York, April 26, 2019 – Camac Partners, LLC (“Camac”), the investment manager of Camac Fund, LP, announced today the filing of a special meeting request statement to call a special meeting of stockholders of Liberated Syndication, Inc. (OTCQB: LSYN) (“Libsyn”). This filing is the first step toward bringing much-needed change to Libsyn. Camac owns approximately 6.3 percent of Libsyn, and has been a stockholder since 2017.

“It is long-past time for meaningful improvements at Libsyn,” said Eric Shahinian, the founder and managing member of Camac. “The current board of directors and management team have consistently lined their own pockets at the expense of stockholders. From outsized executive pay, to massive stockholder dilution to poor capital allocation, there is simply no excuse for the current state of Libsyn. Recent actions by the board and management to further increase their own compensation and continue to dilute stockholders will not be tolerated. We are committed to improving Libsyn for the benefit of all stockholders.”

As the first stage of improving Libsyn, Camac filed a special meeting request statement to solicit the written request of at least 25 percent of Libsyn’s common stock (including the shares beneficially owned by Camac) to call a special meeting of stockholders. Once the 25 percent threshold has been reached, Camac will formally request the special meeting and send proxy materials urging stockholders to vote in favor of the proposals that Camac intends to be considered at the special meeting. Camac currently intends to present proposals to remove Libsyn’s four existing directors, elect five highly qualified, independent nominees, and enact other needed governance improvements.

“We think that all existing directors should be removed,” said Mr. Shahinian. “In addition, we are proposing the election of five highly qualified, independent nominees. We believe that our nominees—Michael Cricenti, Simeon McMillan, Adam Pincus, Eric Shahinian and Bradley M. Tirpak—will bring needed discipline to Libsyn and an unwavering commitment to stockholder value.”

Continued Mr. Shahinian, “We strongly caution Libsyn and its board of directors against taking any actions that might interfere with the will of stockholders or otherwise prevent stockholders from having a say in the future of their company. We will do everything necessary to ensure that stockholders—the true owners of Libsyn—have the opportunity to fully and fairly consider our proposals.”

About Camac’s Nominees

Eric Shahinian is a successful investor. He founded Camac in 2011 and has served as its managing member since that time. Prior to founding Camac in 2011, Mr. Shahinian was an analyst at Kingstown Capital Management L.P., an investment firm, from 2009 to 2011. From August 2015 to May 2017, Mr. Shahinian was a director of Khan Resources, Inc., a mining company. Mr. Shahinian has a B.S. from Babson College.

Michael Cricenti is a successful investor. Since February 2017, he has served as the founder and chief investment officer of Magis Capital Partners LLC, a family office based in Dallas, Texas. From 2009 until 2017, Mr. Cricenti was a managing director of Bluestem Asset Management, an investment firm. Mr. Cricenti has extensive experience sourcing, researching and executing investments in public, private and partnership securities around the world. From 2007 to 2009 Mr. Cricenti worked at Harris Williams & Co. a leading middle market merger and acquisition investment bank. Mr. Cricenti has a B.S. from Babson College.

Simeon McMillan is a media executive. Since June 2017, he has served as Director of Corporate Financial Planning and Analysis at Univision Communications Inc. (“Univision”), a diversified media company focused on Hispanics and Latin Americans. From October 2015 to June 2017, Mr. McMillan served as an Associate in the Office of the Chief Executive Officer at Univision. From 2010 to 2012, Mr. McMillan worked at Sterling Partners, a private equity firm. Prior to Sterling Partners, Mr. McMillan worked at Goldman, Sachs & Co., an investment banking firm. Mr. McMillan has an M.B.A. from Columbia Business School and a B.S. from the Wharton School at the University of Pennsylvania.

Adam Pincus is a senior executive with an extensive background in podcast development, production, distribution, and the exploitation of podcast IP, as well as a background in film and television. Since February 2019, Mr. Pincus served as founder and Chief Executive Officer of Anbaric Audio, a podcast studio/production company. From May 2015 to September 2018, Mr. Pincus served as Executive Vice President, Programming & Content at First Look Media / Topic Studios. At First Look Media, Mr. Pincus oversaw the establishment of the podcast division, and the launch of numerous success shows, including “Politically Reactive” with Emmy winner W. Kamau Bell; “Intercepted,” the podcast for First Look Media’s investigative journalism unit The Intercept, hosted by award-winning journalist Jeremy Scahill; the #1 series “Missing Richard Simmons” and its follow up, “Headlong”; and “Anthem”, an original musical from John Cameron Mitchell (“Hedwig and the Angry Inch”), which launches on Luminary in April 2019. Prior to his time at First Look Media Mr. Pincus ran the North American content studio for WPP unit GroupM Entertainment, where he served as Executive Vice President, Programming and Production. From January 2008 to August 2013 Mr. Pincus was an executive at MediaCom where he served as Senior Partner, Director/Branded Entertainment, from January 2010 to August 2013 and Head of Content, MediaCom Beyond Advertising from January 2008 to December 2009. From 1998 to 2005 Mr. Pincus served as Senior Vice President, Original Programming, On-Air and New Media at Sundance Channel and was part of the operating committee. Mr. Pincus received a B.A. from Columbia University.

Bradley M. Tirpak is a successful investor focused on small-cap stocks. Since September 2016, he has been a managing director at Palm Active Partners LLC. From 2009 to 2016, Mr. Tirpak was founder and Chief Executive Officer of Locke Partners and managed various investment partnerships that focused on engaging public companies to improve corporate governance and improve stockholder returns. Earlier in his career, he worked for Credit Suisse First Boston, Caxton Associates, Sigma Capital Management and Chilton Investment Company. Mr. Tirpak is

the Chairman of the Board of Full House Resorts, Inc., a casino developer and operator, and has been a director since December 2014, was a director of Flowgroup plc, an independent energy supplier in the UK, from July 2017 until October 2018, and was a director of Birner Dental Management Services, Inc., a manager of dental practices in Colorado, Arizona and New Mexico, from December 2017 to January 2018. From April 2015 to February 2017, he was a director of Applied Minerals, Inc., a leading producer of halloysite clay and advanced natural iron oxide solutions, and from January 2010 to February 2012, he was a director of USA Technologies, Inc., a payments company focused on the vending industry. Mr. Tirpak is a trustee of the HALO Trust USA, the world’s largest humanitarian mine clearance organization which clears the debris of war in over 20 countries. Mr. Tirpak received a B.S. from Tufts University and an M.B.A from Georgetown University.

Additional Information and Where to Find It

Camac Partners, LLC (“Camac”), together with the other participants identified below, has filed a preliminary special meeting request statement, together with a WHITE special meeting request card, with the Securities and Exchange Commission (the “SEC”) to be to be used to solicit requests for the calling of a special meeting of stockholders of Liberated Syndication, Inc. (“Libsyn”).

Camac will furnish a definitive special meeting request statement to Libsyn stockholders, together with a WHITE special meeting request card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE SPECIAL MEETING REQUEST STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, Camac’s preliminary special meeting request statement, any amendments or supplements thereto and other relevant documents filed by Camac with the SEC at the SEC’s website (http://www.sec.gov). Copies of Camac’s definitive special meeting request statement, any amendments and supplements thereto, and any other relevant documents filed by Camac with the SEC will also be available, free of charge, by contacting Camac’s proxy solicitor, InvestorCom LLC, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

In addition to Camac, it is anticipated that Camac Capital, LLC, Camac Fund, LP, Eric Shahinian, Michael Cricenti, Simeon McMillan, Adam Pincus and Bradley M. Tirpak will be participants in the solicitation of special meeting requests from stockholders of Libsyn. Camac Fund LP directly owns 1,766,499 shares of Libsyn’s common stock. Camac, Camac Capital, LLC and Mr. Shahinian may also be deemed to be the beneficial owner of such shares. Simeon McMillan directly owns 63,385 shares of Libsyn’s common stock. No other participant owns any shares of Libsyn’s common stock.

About Camac

Camac is a private investment firm founded in 2011. Camac focuses on extremely mispriced assets in discrete pockets of opportunity. Camac prides itself on its unique sourcing, flexible mandate, and constant focus on non-competitive opportunities. Its investments are long term in nature and focused on compounding capital over several decades rather than months or years.

For Further Information

Eric Shahinian

(914) 629-8496

eric@camacpartners.com